CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee
Cash-Settled Exchangeable Notes Linked to Illumina, Inc. Common Stock due June 30, 2022	$10,500,000	$1,220.10(1)

(1) Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(2)

Registration Statement Nos. 333-191250,

333-191250-01

PrICING SUPPLEMENT DATED JUNE 25, 2015

TO THE PROSPECTUS DATED SEPTEMBER 19, 2013

AND THE PRODUCT PROSPECTUS SUPPLEMENT DATED SEPTEMBER 23, 2013

US$10,000,000

Nomura America Finance, LLC

Senior Global Medium-Term Notes, Series A

Fully and Unconditionally Guaranteed by Nomura Holdings, Inc.

Cash-Settled Exchangeable Notes Linked to Illumina, Inc. Common Stock due June 30, 2022

•	Nomura America Finance, LLC is offering the cash-settled exchangeable notes linked to Illumina, Inc. due June 30, 2022 (the “notes”) described below. The notes are unsecured securities. All payments on the notes are subject to our credit risk and that of the guarantor of the notes, Nomura Holdings, Inc.

•	You have the right to exchange your notes, in whole or in part, for the exchange value (defined below), as measured on the exchange notice date, at any time during the exchange period, as further described below. If you exercise your exchange right, you may receive less than the principal amount of your notes.

•	Beginning on June 30, 2018, we have the right to redeem the notes, in whole but not in part and upon at least five business days’ prior notice, on any day to and including the stated maturity date. If we redeem the notes, we will pay you, for each $1,000 principal amount of your notes, a redemption payment amount in cash equal to the greater of (i) $1,000 and (ii) the exchange value as measured on the trading day immediately prior to the redemption notice date.

•	If you do not exercise your exchange right and we have not redeemed the notes, at maturity, for each $1,000 principal amount of your notes, you will receive a cash settlement amount equal to the greater of (i) $1,000 and (ii) the exchange value as measured on the final valuation date.

•	The notes include features that differ from those described in the accompanying product prospectus supplement. To the extent the terms described in this pricing supplement are inconsistent with the terms described in the accompanying product prospectus supplement, the terms described in this pricing supplement will control.

•	The notes will not bear any interest.

•	The notes are not ordinary debt securities, and you should carefully consider whether the notes are suited to your particular circumstances.

Issuer:	Nomura America Finance, LLC (“we” or “us”)
Guarantor:	Nomura Holdings, Inc. (“Nomura”)
Principal Amount:	US$10,000,000 (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date).

PS-1

Interest:	The notes will not bear any interest.
Reference Asset:	The reference asset is Illumina, Inc. Common Stock. Illumina, Inc. (the “reference asset issuer”) is not involved in this offering and has no obligation with respect to the notes.
Reference Asset Market:	The reference asset market is the principal securities market for the reference asset, which is currently The NASDAQ Stock Market LLC (“NASDAQ”).
Original Issue Date:	June 30, 2015
Stated Maturity Date:	June 30, 2022, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Final Valuation Date:	June 27, 2022, subject to adjustment as described under “Description of Your Notes—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Cash Settlement Amount:	The cash settlement amount will depend on the performance of the reference asset. Unless you exercise your exchange right during the exchange period or we have redeemed the notes, on the maturity date you will receive, for each $1,000 principal amount of the notes, a cash settlement amount equal to the greater of (i) $1,000 and (ii) the exchange value as measured on the final valuation date.
Initial Value:

The initial value of the reference asset is $219.6282.

The initial value of the reference asset will be subject to adjustment as provided under “Description of Your Notes—Adjustments—Anti-Dilution Adjustments” and “Description of Your Notes—Adjustments—Ordinary Cash Dividend Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

Exchange Value:	The exchange value for each $1,000 principal amount of the notes on any day will equal the exchange ratio multiplied by the closing price of the reference asset, each as of such day (or, if such day is not a trading day, the trading day immediately prior to such day).
Exchange Ratio:	The exchange ratio is initially 3.3979, subject to adjustment as described below. The exchange ratio is equal to (i) $1,000 divided by (ii) the product of (a) the initial value times (b) one plus a premium of 34.0%. The initial value will be subject to adjustment as provided under “Description of Your Notes—Adjustments—Anti-Dilution Adjustments” and “Description of Your Notes—Adjustments—Ordinary Cash Dividend Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.
Exchange Right:	You may elect to exchange your notes, in whole or in part, at any time during the exchange period, for an amount in cash for each $1,000 principal amount of the notes equal to the exchange value on the exchange notice date. If you exercise your exchange right, you may receive less than the principal amount of your notes.
Exchange Period:	The period beginning on July 6, 2015 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date.

PS-2

Early Redemption:

Beginning on June 30, 2018, we have the right to redeem the notes, in whole but not in part and upon at least five business days’ prior notice, on any day to and including the stated maturity date. If we redeem the notes, we will pay you, for each $1,000 principal amount of your notes, a redemption payment amount in cash equal to the greater of (i) $1,000 and (ii) the exchange value as measured on the trading day immediately prior to the redemption notice date.

See “General Terms of the Notes—Early Redemption and Automatic Call” in the accompanying product prospectus supplement for additional information.

Business Day:	New York business day, as described under “Description of Debt Securities and Guarantee—Business Days” in the accompanying prospectus.
Day Count Convention:	30/360, as described under “Description of Debt Securities and Guarantee—Common Day Count Conventions” in the accompanying prospectus.
Business Day Convention:	Following unadjusted business day convention, as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus.
Denominations:	$1,000 and integral multiples thereof
Defeasance:	Not applicable
Program:	Senior Global Medium-Term Notes, Series A
CUSIP No.:	65539ABY5
ISIN No.:	US65539ABY55
Currency:	U.S. dollars
Calculation Agent:	Nomura Securities International, Inc.
Trustee, Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas
Clearance and Settlement:	The Depository Trust Company (“DTC”) (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)
Trade Date:	June 25, 2015
Minimum Initial Investment Amount:	$10,000
Public Offering Price:	105.00%
Listing:	The notes will not be listed on any securities exchange
Distribution Agent:	Nomura Securities International, Inc.
Description and Terms of the Notes to Be Incorporated Into the Master Note:	All of the terms appearing on this cover page beginning with “Issuer” and ending with and including “Clearance and Settlement.”

Investing in the notes involves certain risks, including our and Nomura’s credit risk. You should carefully consider the risk factors under “Additional Risk Factors Specific to Your Notes” beginning on page PS-6 of this pricing supplement, under “Risk Factors” beginning on page 7 in the accompanying prospectus, under “Additional Risk Factors Specific to the Notes” beginning on page PS-11 of the accompanying product prospectus supplement, and any risk factors incorporated by reference into the accompanying prospectus before you invest in the notes.

The estimated value of your notes at the time the terms of your notes were set on the trade date (as determined by reference to pricing models used by Nomura Securities International, Inc.) is equal to approximately $1,034.40 per $1,000 face amount, which is less than the original issue price.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified above.

PS-3

The notes will be our unsecured obligations. We are not a bank, and the notes will not constitute deposits insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or instrumentality.

	Price to Public	Agent’s Commission	Proceeds to Issuer
Per Note	105.00%	0.00%	105.00%
Total	$10,500,000	$0	$10,500,000

The distribution agent will purchase the notes from us at the price to the public less the agent’s commission. The price to public, agent’s commission and proceeds to issuer listed above relate to the notes we sell initially. We may decide to sell additional notes after the trade date but prior to the original issue date, at a price to public, agent’s commission and proceeds to issuer that differ from the amounts set forth above.

We will use this pricing supplement in the initial sale of the notes. In addition, Nomura Securities International, Inc. or another of our affiliates may use this pricing supplement in market-making transactions in the notes after their initial sale. Unless we inform or our agent informs the purchaser otherwise in the confirmation of sale, this pricing supplement is being used in a market-making transaction.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this pricing supplement. Any representation to the contrary is a criminal offense.

Nomura

PS-4

ADDITIONAL INFORMATION

You should read this pricing supplement together with the prospectus, dated September 19, 2013 (the “prospectus”), and the product prospectus supplement, dated September 23, 2013 (the “product prospectus supplement”), relating to our Senior Global Medium-Term Notes, Series A, of which these notes are a part. In the event of any conflict between the terms of this pricing supplement and the terms of the prospectus or the product prospectus supplement, the terms of this pricing supplement will control.

This pricing supplement, together with the prospectus and the product prospectus supplement, contains the terms of the notes. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013, and under “Additional Risk Factors Specific to Your Notes” beginning on page PS-6 of this pricing supplement. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the notes.

We have not authorized anyone to provide any information or to make any representations other than those contained or incorporated by reference in this pricing supplement. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may provide. This pricing supplement is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. The information contained in this pricing supplement is current only as of its date.

Our central index key, or “CIK,” on the SEC website is 0001383951. Alternatively, Nomura will arrange to send you these documents if you so request by calling (212) 667-1928 or e-mailing fidsalessupport@us.nomura.com.

You may access the prospectus and the product prospectus supplement on the SEC website at www.sec.gov as follows:

•	Prospectus dated September 19, 2013:

http://www.sec.gov/Archives/edgar/data/1163653/000119312513371180/d574488df3asr.htm

•	Product Prospectus Supplement dated September 23, 2013:

http://www.sec.gov/Archives/edgar/data/1163653/000119312513374860/d599177d424b3.htm

PS-5

Additional Risk Factors Specific to YOUR Notes

An investment in the notes is subject to the risks described below, as well as the risks described under “Risk Factors” in the accompanying prospectus, dated September 19, 2013, and under “Additional Risk Factors Specific to the Notes” in the accompanying product prospectus supplement, dated September 23, 2013. You should carefully consider whether the notes are suited to your particular circumstances. The notes are not secured debt.

Please note that in this section entitled “Additional Risk Factors Specific to Your Notes,” references to “holders” mean those who own notes registered in their own names, on the books that we, Nomura or the trustee maintain for this purpose, and not those who own beneficial interests in notes registered in street name or in notes issued in book-entry form through DTC or another depositary. Owners of beneficial interests in the notes should read the section entitled “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus.

This pricing supplement should be read together with the accompanying prospectus, dated September 19, 2013, and the accompanying product prospectus supplement, dated September 23, 2013. The information in the accompanying prospectus and the accompanying product prospectus supplement is supplemented by, and to the extent inconsistent therewith replaced and superseded by, the information in this pricing supplement. We urge you to read all of the following information about some of the risks associated with the notes, together with the other information in this pricing supplement, the accompanying prospectus and the accompanying product prospectus supplement before investing in the notes.

You Are Subject to Nomura’s Credit Risk, and the Value of Your Notes May Be Adversely Affected by Negative Changes in the Market’s Perception of Nomura’s Creditworthiness

By purchasing the notes, you are making, in part, a decision about Nomura’s ability to pay you the amounts you are owed pursuant to the terms of your notes. Substantially all of our assets consist of loans to and other receivables from Nomura and its subsidiaries. Our obligations under your notes are guaranteed by Nomura. Therefore, as a practical matter, our ability to pay you amounts we owe on the notes is directly or indirectly linked solely to Nomura’s creditworthiness. In addition, the market’s perception of Nomura’s creditworthiness generally will directly impact the value of your notes. If Nomura becomes or is perceived as becoming less creditworthy following your purchase of notes, you should expect that the notes will decline in value in the secondary market, perhaps substantially. If you sell your notes in the secondary market in such an environment, you may incur a substantial loss.

The Estimated Value of Your Notes at the Time the Terms of Your Notes Were Set on the Trade Date (as Determined by Reference to Our Pricing Models) Is Less Than the Original Issue Price of Your Notes

The original issue price for your notes exceeded the estimated value of your notes as of the time the terms of your notes were set on the trade date, as determined by reference to our pricing models. Such estimated value is set forth on the front cover of this pricing supplement. After the trade date, the estimated value, as determined by reference to these pricing models, may be affected by changes in market conditions, our and Nomura’s creditworthiness and other relevant factors. If Nomura Securities International, Inc. buys or sells your notes, it will do so at prices that reflect the estimated value determined by reference to such pricing models at that time. The price at which Nomura Securities International, Inc. will buy or sell your notes at any time also will reflect, among other things, its then current bid and ask spread for similar sized trades of structured notes.

In estimating the value of your notes as of the time the terms of your notes were set on the trade date, as disclosed on the front cover of this pricing supplement, our pricing models considered certain variables, including principally Nomura’s internal funding rates, interest rates (forecasted, current and historical rates), volatility, price-sensitivity analysis and the time to maturity of the notes. These pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. In addition, our internal funding rate used in our models generally results in a higher estimated value of your notes than would result if we estimated the value using our credit spreads for our conventional fixed rate debt. As a result, the actual value you would receive if you sold your notes in the secondary market may differ, possibly even materially, from the estimated value of your notes that was determined by reference to our pricing models as of the time the terms of your notes were set on the trade date due to, among other things, any differences in pricing models, third-parties’ use of our credit spreads in their models, or assumptions used by other market participants.

PS-6

The difference between the estimated value of your notes as of the time the terms of your notes were set on the trade date and the original issue price is a result of certain factors, including the expenses incurred in creating, documenting and marketing the notes, and an estimate of the difference between the amounts we pay to our affiliates and the amounts our affiliates pay to us in connection with their agreement to hedge our obligations on your notes.

Because Nomura Is a Holding Company, Your Right to Receive Payments on Nomura’s Guarantee of the Notes Is Subordinated to the Liabilities of Nomura’s Other Subsidiaries

The ability of Nomura to make payments, as guarantor, on the notes, depends upon Nomura’s receipt of dividends, loan payments and other funds from subsidiaries. In addition, if any of Nomura’s subsidiaries becomes insolvent, the direct creditors of that subsidiary will have a prior claim on its assets, and Nomura’s rights and the rights of Nomura’s creditors, including your rights as an owner of the notes, will be subject to that prior claim.

Nomura’s subsidiaries are subject to various laws and regulations that may restrict Nomura’s ability to receive dividends, loan payments and other funds from subsidiaries. In particular, many of Nomura’s subsidiaries, including its broker-dealer subsidiaries, are subject to laws and regulations, including regulatory capital requirements, that authorize regulatory bodies to block or reduce the flow of funds to the parent holding company, or that prohibit such transfers altogether in certain circumstances. For example, Nomura Securities Co., Ltd., Nomura Securities International, Inc., Nomura International plc and Nomura International (Hong Kong) Limited, Nomura’s main broker-dealer subsidiaries, are subject to regulatory capital requirements that could limit the transfer of funds to Nomura. These laws and regulations may hinder Nomura’s ability to access funds needed to make payments on Nomura’s obligations.

The Exchange Right May Not Yield a Value Greater Than the Original Offering Price or the Principal Amount of the Notes

If you exercise your exchange right, we will pay you an amount in cash equal to the exchange value on the exchange notice date, but there is no guarantee that the closing price of the reference asset will increase such that the exchange value will exceed the original offering price or the principal amount of the notes.

The Exchange Value and the Cash Settlement Amount Payable on Your Notes Will Be Determined, in Part, by the Closing Price of the Reference Asset on the Exchange Notice Date and on the Final Valuation Date, as Applicable

The exchange value that will be paid on your notes on the exchange date or the cash settlement amount that will be paid on the maturity date, as applicable, will be determined based on the closing price of the reference asset on the exchange notice date or on the final valuation date, as applicable, and the exchange ratio, and you will not benefit from the price of the reference asset at any time other than on the exchange notice date or the final valuation date. As a result, even if the price of the reference asset has increased dramatically at other points during the term of the notes, you will not participate in those increases if the price of the reference asset declines on the exchange notice date or the final valuation date, as applicable. This could occur, if, among other reasons, the reference asset is experiencing high volatility because of market, economic or political events on or near the exchange notice date or the final valuation date.

You Must Rely on Your Own Evaluation of the Merits of an Investment Linked to the Reference Asset

In the ordinary course of business, Nomura or any of its affiliates may have expressed views on expected movements in the reference asset, and may do so in the future. These views or reports may be communicated to Nomura’s clients and clients of its affiliates. However, any such views are and will be subject to change from time to time. Moreover, other professionals who deal in markets relating to the reference asset may at any time have significantly different views from those of Nomura or its affiliates. In addition, we or one or more of our affiliates may, at present or in the future, engage in business with the reference asset issuer, including making loans to (and exercising creditors’ remedies with respect to such loans), making equity investments in or providing investment banking, asset management or other advisory services to, the reference asset issuer. These activities may present a conflict between us and our affiliates and you. In the course of that business, we or any of our affiliates may acquire non-public information about the reference asset issuer. If we or any of our affiliates do acquire such non-public information, we are not obligated to disclose such non-public information to you. For these reasons, you are encouraged to derive information concerning the reference asset from multiple sources, and you should not rely on any of the views that may have been expressed or that may be expressed in the future by Nomura or any of its affiliates. Neither the offering of the notes nor any view which Nomura or any of its affiliates from time to time may express in the ordinary course of business constitutes a recommendation as to the merits of an investment in the notes.

PS-7

You Will Have Limited Anti-Dilution Protection

The calculation agent may make adjustments to the initial value and, in turn, the exchange ratio for certain events affecting the reference asset. However, the calculation agent will not make an adjustment in response to all events that could affect the reference asset. For example, an issuer tender or exchange offer for the reference asset at a premium to its market price or a tender or exchange offer made by a third party for less than all outstanding shares of the reference asset could have a substantial effect on the reference asset, but no adjustment would be made in respect of those events. You should understand fully these adjustments before making an investment in the notes. If an event occurs that does not require the calculation agent to make an adjustment, the value of the notes may be materially and adversely affected. In addition, all determinations and calculations concerning any such adjustment will be made by the calculation agent. You should refer to “Description of Your Notes—Adjustments—Anti-Dilution Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments,” “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement for a description of the items that the calculation agent is responsible for determining.

Your Return May Be Lower Than the Return on Other Debt Securities of Comparable Maturity

Your notes will not bear any interest. In addition, the notes will be issued at a premium to their principal amount. Consequently, unless the exchange value you receive on any exchange date or the cash settlement amount you receive on the maturity date substantially exceeds the amount you paid for your notes, the overall return you earn on your notes could be less than what you would have earned by investing in non–underlier-linked debt securities that bear interest at prevailing market rates. For example, your return may be less than the return you would earn if you bought a traditional interest-bearing debt security with the same maturity date. Your investment may not reflect the full opportunity cost to you when you take into account factors that affect the time value of money.

Owning the Notes Is Not the Same as Owning the Reference Asset

The return on your notes will not reflect the return you would realize if you actually owned the reference asset and held that investment for a similar period. All of the features that may apply to your notes could affect the exchange value you will receive on the exchange date or the cash settlement amount you will receive at maturity, as applicable, in a way that would cause your return to differ significantly, and perhaps adversely, from the return you would have received if you owned the reference asset. For example, the exchange value you will receive on the exchange date or the cash settlement amount you will receive at maturity, as applicable, is in part based on the exchange ratio, rather than solely on the applicable closing price of the reference asset during the term of your notes. In addition, your notes may trade quite differently from the reference asset. Changes in the price of the reference asset may not result in comparable changes in the market value of your notes. Even if the price of the reference asset increases from the initial value during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the price of the reference asset increases.

In addition, although the exchange ratio will be adjusted for regular cash dividends and certain other dividends and distributions as described under “Description of Your Notes—Adjustments— Ordinary Cash Dividend Adjustments” and “Description of Your Notes—Adjustments— Anti-Dilution Adjustments” in this pricing supplement, even after taking into account such adjustments the return on your notes will not reflect the return you would realize if you actually owned the reference asset and received the dividends paid on the reference asset at the time they were paid. You will not receive any dividends that may be paid on the reference asset. See “—You Will Not Have Any Shareholder Rights or Rights to Receive the Reference Asset” below for additional information.

The Reference Asset Will Be Subject to Various Business and Market Risks

The reference asset issuer is subject to various business and market risks that may adversely affect the value of the reference asset. The price of the reference asset may be volatile and cannot be predicted. The price of the reference asset can rise or fall sharply due to factors specific to the reference asset and the reference asset issuer, such as equity price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, and general market factors, such as general stock market volatility and levels, interest rate and economic and political conditions.

You should familiarize yourself with the business and market risks faced by the reference asset issuer and consider those risks, along with the risks described in this pricing supplement and in the accompanying prospectus and product

PS-8

prospectus supplement, in considering whether to invest in the notes. See “Reference Asset Issuer or Sponsor” in the accompanying product prospectus supplement and “The Reference Asset” in this pricing supplement.

The Costs of Acquiring the Notes May Reduce the Return on Your Notes, and May Offset Any Positive Reference Asset Performance

The broker-dealer through which you acquire the notes may charge you a commission, a fee based on the value of your assets managed by them, or some other fee or compensation arrangement. In addition, the notes will be issued at a premium to their principal amount. The costs of acquiring the notes may be substantial, and may reduce the return you receive on your notes, and may offset any positive reference asset performance, in which case you will not receive an economic benefit from investing in the notes. Therefore, you should consider these costs and fees in addition to the information in this pricing supplement and the accompanying prospectus and product prospectus supplement when determining whether the notes are an appropriate investment for you.

The Exchange Value or the Cash Settlement Amount, as Applicable, May Be Based on the Common Stock of a Company Other Than the Original Reference Asset Issuer

Following certain corporate events relating to the reference asset issuer where such issuer is not the surviving entity, the exchange value you will receive on the exchange date or the cash settlement amount you receive at maturity, as applicable, may be based on a security of a successor to the reference asset issuer or any cash or any other assets distributed to holders of the reference asset in such corporate event, which may include securities issued by a non-U.S. company and quoted and traded in a foreign currency. The occurrence of these corporate events and the consequent adjustments may materially and adversely affect the value of the notes. We describe the specific corporate events that can lead to these adjustments and the procedures for selecting a substitute common stock under “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement. The occurrence of such corporate events and the consequent adjustments may materially and adversely affect the market price of the notes.

The Value of Your Notes May Be Adversely Affected if the Reference Asset Is Delisted or if Its Trading Is Suspended

In the event of a delisting or suspension of trading of shares of the reference asset, the calculation agent may designate a substitute reference asset. If the calculation agent determines that no substitute reference asset comparable to the reference asset exists or if such substitute reference asset selected by the calculation agent is subsequently delisted or trading in such substitute reference asset is subsequently suspended, then the calculation agent will deem the closing price of the reference asset or substitute reference asset, as the case may be, on the trading day immediately prior to its delisting or suspension to be the closing price of the reference asset or substitute reference asset, as the case may be, on every remaining trading day to, and including, the final valuation date. See “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” and “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. The reference asset issuer is not involved in the offer of the notes and has no obligation to consider your interests as an owner of the notes in taking any actions that might affect the market value of your notes. Delisting or termination of the reference asset and the consequent adjustments may materially and adversely affect the value of the notes.

The Reference Asset Issuer Will Not Have Any Role or Responsibilities with Respect to the Notes

The reference asset issuer will not have authorized or approved the notes and will not be involved in the offering. The reference asset issuer will not have any financial or legal obligation with respect to the notes or the amounts to be paid to you, including any obligation to take our needs or your needs into consideration for any reason, such as when taking any corporate actions that might affect the value of the reference asset or the notes. The reference asset issuer will not receive any of the proceeds from the offering of the notes. The reference asset issuer will not be responsible for, or participate in, the determination or calculation of the amounts receivable by holders of the notes.

The Historical Performance of the Reference Asset Should Not Be Taken as an Indication of Its Future Performance

The historical prices of the reference asset included in this pricing supplement should not be taken as an indication of its future performance. Changes in the price of the reference asset will affect the market value of the notes, but it is impossible to predict whether the price of the reference asset will rise or fall during the term of the notes. The price of the reference asset will be influenced by complex and interrelated political, economic, financial and other factors.

PS-9

We and Our Affiliates Have No Affiliation with the Reference Asset Issuer and Have Not Independently Verified Their Public Disclosure of Information

We and our affiliates are not affiliated in any way with the reference asset issuer. This pricing supplement relates only to the notes and does not relate to the reference asset. The material provided herein concerning the reference asset issuer is derived from publicly available documents concerning the reference asset issuer without independent verification. Neither we nor any of our affiliates participated in the preparation of any of those documents or made any “due diligence” investigation or any inquiry of the reference asset issuer. Furthermore, neither we nor any of our affiliates knows whether the reference asset issuer has disclosed all events occurring before the date of this pricing supplement, including events that could affect the accuracy or completeness of these publicly available documents concerning the reference asset issuer. Subsequent disclosure of any event of this kind or the disclosure of, or failure to disclose, material future events concerning the reference asset issuer could affect the value of the notes and the amount payable on the notes. You, as an investor in the notes, should make your own investigation into the reference asset issuer.

In addition, there can be no assurance that the reference asset issuer will continue to be subject to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and will distribute any reports, proxy statements, and other information required thereby to its shareholders. In the event that the reference asset issuer ceases to be subject to such reporting requirements and the notes continue to be outstanding, pricing information for the notes may be more difficult to obtain and the value and liquidity of the notes may be adversely affected. Neither we nor any of our affiliates is responsible for the public disclosure of information by the reference asset issuer, whether contained in filings with the SEC or otherwise.

Our or Our Affiliates’ Hedging and Trading Activities May Adversely Affect the Market Value of the Notes

As described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement, we or one or more of our affiliates may hedge our obligations under the notes by entering into transactions involving purchases of the reference asset or futures and/or other derivative instruments linked to the reference asset. We also expect that we or one or more of our affiliates will adjust these hedges by, among other things, purchasing or selling any of the foregoing, and perhaps other instruments linked to any of the foregoing, at any time and from time to time, and unwind the hedge by selling any of the foregoing on or before the final valuation date for the notes or in connection with the exchange or redemption of the notes. Our or our affiliates’ hedging activities may result in our or our affiliates’ receiving a substantial return on these hedging activities even if your investment in the notes results in a loss to you.

These hedging activities could adversely affect the price of the reference asset and, therefore, the market value of the notes and the exchange value and the cash settlement amount payable on the notes. We or one or more of our affiliates may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to changes in the performance of the reference asset. By introducing competing products into the marketplace in this manner, we or one or more of our affiliates could adversely affect the market value of the notes and the exchange value and the cash settlement amount payable on the notes.

There Are Potential Conflicts of Interest Between You and the Calculation Agent and Between You and Our Other Affiliates

The calculation agent will, among other things, determine the applicable closing price of the reference asset and the exchange ratio. We have initially appointed our affiliate, Nomura Securities International, Inc., to act as the calculation agent. We may change the calculation agent after the original issue date without notice to you. For a fuller description of the calculation agent’s role, see “General Terms of the Notes—Role of Calculation Agent” in the accompanying product prospectus supplement. The calculation agent will exercise its judgment when performing its functions and will make any determination required or permitted of it in its sole discretion. For example, the calculation agent may have to determine whether a market disruption event affecting the reference asset has occurred and may also have to determine the closing price in such case. This determination may, in turn, depend on the calculation agent’s judgment whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. All determinations by the calculation agent are final and binding on you absent manifest error. Since this determination by the calculation agent will affect the exchange value and the cash settlement amount payable on the notes, the calculation agent may have a conflict of interest if it needs to make a determination of this kind, and the exchange value or the cash settlement amount payable on your notes may be adversely affected. In addition, if the calculation agent determines that a market disruption event has occurred, it can postpone any relevant valuation date, which may have the effect of postponing the maturity date. If this occurs, you will receive the cash settlement amount, if any, after the originally scheduled maturity date but will not receive any additional payment on such postponed cash settlement amount.

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We or our affiliates may have other conflicts of interest with holders of the notes. See “Additional Risk Factors Specific to the Notes—Our or Our Affiliates’ Business Activities May Create Conflicts of Interest” in the accompanying product prospectus supplement.

We Will Not Hold the Reference Asset for Your Benefit

The indenture and the terms governing your notes do not contain any restriction on our ability or the ability of any of our affiliates to sell, pledge or otherwise convey all or any portion of the reference asset that we or they may acquire. Neither we nor our affiliates will pledge or otherwise hold the reference asset for your benefit. Consequently, in the event of our bankruptcy, insolvency or liquidation, any reference asset that we own will be subject to the claims of our creditors generally and will not be available for your benefit specifically.

You Will Not Have Any Shareholder Rights or Rights to Receive the Reference Asset

Investing in the notes will not make you a holder of the reference asset. Neither you nor any other holder or owner of your notes will have any voting rights, any right to receive dividends or other distributions or any other rights with respect to the reference asset. Your notes will be paid in cash, and you will have no right to receive delivery of the reference asset.

The Notes Are Subject to Early Redemption at Our Option

Prospective purchasers should be aware that, beginning on June 30, 2018, we have the right to redeem the notes on any date to and including the stated maturity date. As a result, the term of the notes could be as short as three years.

There May Not Be an Active Trading Market for the Notes—Sales in the Secondary Market May Result in Significant Losses

The notes will not be listed on any securities exchange, and there may be little or no secondary market for the notes. Nomura Securities International, Inc. and other affiliates of ours currently intend to make a market for the notes, although they are not required to do so. Nomura Securities International, Inc. or any other affiliate of ours may stop any such market-making activities at any time. Even if a secondary market for the notes develops, it may not provide significant liquidity and the notes may not trade at prices advantageous to you. We expect that transaction costs in any secondary market would be high. As a result, the difference between bid and ask prices for your notes in any secondary market could be substantial.

Furthermore, if you sell your notes, you will likely be charged a commission for secondary market transactions, or the price will likely reflect a dealer discount.

If you sell your notes before the maturity date, you may have to do so at a substantial discount from the issue price and as a result you may suffer substantial losses.

The Market Value of Your Notes May Be Influenced by Many Unpredictable Factors

In addition to the trading risks described above, and our and Nomura’s creditworthiness, the value of the notes in the secondary market will be affected by the supply of and demand for the notes, the price of the reference asset and a number of other factors. Some of these factors are interrelated in complex ways. As a result, the effect of any one factor may be offset or magnified by the effect of another factor. The following factors, which are beyond our control, may influence the market value of your notes:

•	Price of the reference asset. We expect that the market value of the notes at any given time will likely depend substantially on changes in the price of the reference asset. If you choose to sell notes when the price of the reference asset has decreased, you may receive less than the amount you originally invested. The price of the reference asset will be influenced by its business risks and financial results and by complex and interrelated political, economic, financial and other factors that can affect the equity markets on which shares of the reference asset are traded.

•	Volatility of the reference asset. Volatility is the term used to describe the size and frequency of market fluctuations. If the volatility of the reference asset changes or is expected to change, the market value of the notes may change.

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•	Interest rates. The interactions of interest rates and the equity markets are unpredictable. Investors in the notes must make their own determinations as to how the possible future effects of changes in interest rates will affect the reference asset and the notes, as well as the overall United States economy.

•	Time premium or discount. As a result of a “time premium or discount,” the notes may trade at a value above or below that which would be expected based on the level of interest rates and the price of the reference asset the longer the time remaining to maturity. A “time premium or discount” results from expectations concerning the price of the reference asset prior to the maturity of the notes. However, as the time remaining to maturity decreases, this time premium or discount may diminish, thereby increasing or decreasing the market value of the notes.

In addition, economic, financial, political, military, regulatory, legal and other events that affect the applicable equity markets may affect the value of the notes.

In addition, your notes may trade quite differently from the reference asset. Changes in the price of the reference asset may not result in comparable changes in the market value of your notes. Even if the price of the reference asset increases during the term of the notes, the market value of the notes prior to maturity may not increase to the same extent. It is also possible for the market value of the notes prior to maturity to decrease while the price of the reference asset increases. If you sell your notes prior to maturity, you may receive less than the principal amount of your notes.

Non-U.S. Investors May Be Subject to Certain Additional Risks

The notes will be denominated in U.S. dollars. If you are a non-U.S. investor who purchases the notes with a currency other than U.S. dollars, changes in rates of exchange may have an adverse effect on the value or price of, or income on, your investment.

You will find a general description of certain U.S. tax considerations relating to the notes in the accompanying prospectus, under “United States Taxation,” in the accompanying product prospectus supplement, under “Supplemental Discussion of U.S. Federal Income Tax Consequences,” and in this pricing supplement, under “Supplemental Discussion of U.S. Federal Income Tax Consequences.” If you are a non-U.S. investor, you should consult your tax advisors as to the consequences, under the tax laws of the country where you are resident for tax purposes, of acquiring, holding and disposing of the notes and receiving payments of principal or other amounts under the notes.

U.S. Taxpayers Will Be Required to Pay Taxes on the Notes Each Year

The notes should be treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes. If you are a U.S. holder, you generally will be required to pay taxes on ordinary income from the notes over their term based on the comparable yield for the notes. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to that income.

In addition, any gain you may recognize upon the sale, exchange, or maturity of the notes will be taxed as ordinary income. Any loss you may recognize upon the sale, exchange, or maturity of the notes will be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss.

If you are a secondary purchaser of the notes, the tax consequences to you may be different.

We urge you to read the discussion entitled “Supplemental Discussion of U.S. Federal Income Tax Consequences” below for a more detailed discussion of the rules governing contingent payment debt instruments, and we also urge you to discuss the tax consequences of your investment in the notes with your tax advisor.

Certain Considerations for Insurance Companies and Employee Benefit Plans

Any insurance company or fiduciary of a pension plan or other employee benefit plan that is subject to the prohibited transaction rules of the Employee Retirement Income Security Act of 1974, as amended, which we call “ERISA,” or the Internal Revenue Code of 1986, as amended, including an IRA or a Keogh plan (or a governmental plan to which similar prohibitions apply), and that is considering purchasing the notes with the assets of the insurance company or the assets of such a plan, should consult with its counsel regarding whether the purchase or holding of the notes could become a

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“prohibited transaction” under ERISA, the Internal Revenue Code or any substantially similar prohibition in light of the representations a purchaser or holder in any of the above categories is deemed to make by purchasing and holding the notes. This is discussed in more detail under “Employee Retirement Income Security Act” below.

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DESCRIPTION OF YOUR NOTES

Issuer:	Nomura America Finance, LLC
Guarantor:	Nomura Holdings, Inc.
Principal Amount:	US$10,000,000 (the principal amount of the notes may be increased if we, in our sole discretion, decide to sell an additional amount of the notes on a date subsequent to the trade date).
Interest:	The notes will not bear any interest.
Reference Asset:	The reference asset is Illumina, Inc. Common Stock. The reference asset issuer is not involved in this offering and has no obligation with respect to the notes.
Reference Asset Market:	The reference asset market is the principal securities market for the reference asset, which is currently The NASDAQ Stock Market LLC (“NASDAQ”).
Original Issue Date:	June 30, 2015
Stated Maturity Date:	June 30, 2022, unless that date is not a business day, in which case the maturity date will be the next following business day. The actual maturity date for the notes may be different if adjusted as described under “—Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Final Valuation Date:	June 27, 2022, subject to adjustment as described under “Effects of Market Disruption Events” in this pricing supplement and “General Terms of the Notes—Market Disruption Events” in the accompanying product prospectus supplement.
Cash Settlement Amount:	The cash settlement amount will depend on the performance of the reference asset. Unless you exercise your exchange right during the exchange period or we have redeemed the notes, on the maturity date you will receive, for each $1,000 principal amount of the notes, a cash settlement amount equal to the greater of (i) $1,000 and (ii) the exchange value as measured on the final valuation date.
Initial Value:

The initial value of the reference asset is $219.6282.

The initial value of the reference asset will be subject to adjustment as provided under “—Adjustments—Anti-Dilution Adjustments” and “—Adjustments—Ordinary Cash Dividend Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

Exchange Value:	The exchange value for each $1,000 principal amount of the notes on any day will equal the exchange ratio multiplied by the closing price of the reference asset, each as of such day (or, if such day is not a trading day, the trading day immediately prior to such day).
Exchange Ratio:	The exchange ratio is initially 3.3979, subject to adjustment as described below. The exchange ratio is equal to (i) $1,000 divided by (ii) the product of (a) the initial value times (b) one plus a premium of 34.0%. The initial value will be subject to adjustment as provided under “—Adjustments—Anti-Dilution Adjustments” and “—Adjustments—Ordinary Cash Dividend Adjustments” in this pricing supplement and “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

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Exchange Right:	You may elect to exchange your notes, in whole or in part, at any time and from time to time during the exchange period, for an amount in cash equal to the exchange value on the exchange notice date, by satisfying the exercise requirements below. No election to exchange your notes shall be effective unless the exercise requirements are satisfied with respect to such exchange at or prior to 11:00 A.M., New York City time, on a day that qualifies as both a trading day and a business day and before the exchange right expires. Payment of the applicable exchange value will be made on the exchange date and in the manner as described under “Description of Debt Securities and Guarantee—Payments Due in U.S. Dollars” in the accompanying prospectus. If you exercise your exchange right, you may receive less than the principal amount of your notes.
Exchange Period:	The period beginning on July 6, 2015 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date.
Exchange Date:	With respect to an exchange of the notes pursuant to the exchange right, the fifth business day after the exchange notice date for such exchange.
Exchange Notice Date:	With respect to any exchange of the notes pursuant to the exchange right, the first day that is both a trading day and a business day and a day on which all exercise requirements have been satisfied with respect to such exchange by 11:00 A.M., New York City time, will be the exchange notice date for such exchange; provided that such first day must occur during the exchange period. If the exercise requirements have been satisfied with respect to an exchange on a day that is both a trading day and a business day but after 11:00 A.M., New York City time, the next day that is both a trading day and a business day will be the exchange notice date for such exchange, subject to the proviso in the prior sentence. Notwithstanding the foregoing, the exchange notice date may be postponed as described under “—Effects of Market Disruption Events” below in this pricing supplement, in which case the exchange notice date shall be the date to which it is so postponed.
Partial Exchanges:	Partial exchanges of notes will be permitted only if the portion of the outstanding principal amount being exchanged is an authorized denomination and only if the portion of the outstanding face amount that is not being exchanged is an authorized denomination.
Exercise Requirements:

In order to exercise your exchange right, you must meet all of the following requirements:

(i) Both the trustee and the calculation agent must receive a properly completed and signed notice of exchange specifying the principal amount of the notes to be exchanged. In each case, such notice must be delivered by email to the applicable email address specified in the notice of exchange (or to such other email address, or in such other manner, as the trustee or calculation agent, as applicable, may specify to the holder of record of the notes).

(ii) The beneficial interest in the portion of the notes to be exchanged must be transferred on the books of DTC (or any successor depositary) to the account of the trustee at such depositary and the trustee must receive and accept the transfer, all in accordance with the applicable procedures of the depositary. If the trustee receives and accepts the transfer by 3:00 P.M., New York City time, on a day that is both a trading day and a business day, the requirement in this clause (ii) will be deemed satisfied as of 11:00 A.M. on the same day. To ensure timely receipt and acceptance, transfer orders should be entered with the depositary well in advance of the 3:00 P.M. deadline.

The calculation agent will, in its sole discretion, resolve any questions that may arise as to the validity of a notice of exchange or as to whether and when the exercise requirements have been satisfied in respect of any exchange.

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Notice of Exchange:	A notice of exchange consists of a properly completed and signed notice substantially in the form attached as Annex A to this pricing supplement (or such other form as is acceptable to the trustee and the calculation agent). Once given, a notice of exchange may not be revoked.
Early Redemption:

Beginning on June 30, 2018, we have the right to redeem the notes, in whole but not in part and upon at least five business days’ prior notice, on any day to and including the stated maturity date. If we redeem the notes, we will pay you, for each $1,000 principal amount of your notes, a redemption payment amount in cash equal to the greater of (i) $1,000 and (ii) the exchange value as measured on the trading day immediately prior to the redemption notice date.

See “General Terms of the Notes—Early Redemption and Automatic Call” in the accompanying product prospectus supplement for additional information.

Trading Day:	A day on which the reference asset market is open for trading, as described under “General Terms of the Notes—Special Calculation Provisions—Trading Day” in the accompanying product prospectus supplement.
Closing Price:	The closing price of the reference asset is the closing sale price or last reported sale price, regular way, for the reference asset on the reference asset market (or any successor principal securities market for the reference asset as determined by the calculation agent).
Business Day:	New York business day, as described under “Description of Debt Securities and Guarantee—Business Days” in the accompanying prospectus.
Day Count Convention:	30/360, as described under “Description of Debt Securities and Guarantee—Common Day Count Conventions” in the accompanying prospectus.
Business Day Convention:	Following unadjusted business day convention, as described under “Description of Debt Securities and Guarantee—Business Day Conventions” in the accompanying prospectus.
Denominations:	$1,000 and integral multiples thereof
Defeasance:	Not applicable
Program:	Senior Global Medium-Term Notes, Series A
CUSIP No.:	65539ABY5
ISIN No.:	US65539ABY55
Currency:	U.S. dollars
Calculation Agent:	Nomura Securities International, Inc.
Trustee, Paying Agent and Transfer Agent:	Deutsche Bank Trust Company Americas
Clearance and Settlement:	DTC (including through its indirect participants Euroclear and Clearstream, as described under “Legal Ownership and Book-Entry Issuance” in the accompanying prospectus)
Trade Date:	June 25, 2015
Minimum Initial Investment Amount:	$10,000
Public Offering Price:	105.00%
Listing:	The notes will not be listed on any securities exchange.
Distribution Agent:	Nomura Securities International, Inc.

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Additional Information About Your Exchange Right

Except pursuant to the exchange right, you will not be entitled to require us to make any payment on your notes before the maturity date.

Questions about exercise requirements should be directed to the trustee at the number and location stated in the notice of exchange.

Exchange Period and Expiration of Exchange Right. You may exercise your exchange right during the exchange period, which is the period beginning on July 6, 2015 to and including the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date. The required deliveries constituting the exercise requirements must occur no later than 11:00 A.M., New York City time, on the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date. Immediately after that time, the exchange right will expire and you may not exercise your exchange right.

You May Only Exercise Your Exchange Right Through the Holder of Your Notes. Because your notes are in global form, DTC or its nominee is the holder of your notes, and you may exercise your exchange right only through that entity. Therefore, if you would like to exercise your exchange right, you should give proper and timely instructions to the bank or broker through which you hold your interest in the notes, requesting that it notify DTC or its nominee to exercise the exchange right on your behalf. Different firms have different deadlines for accepting instructions from their customers, and you should take care to act promptly to ensure that your request is given effect by the depositary before the exchange right expires. You should contact your bank and/or broker for information about how to exercise the exchange right in a timely manner.

Effects of Market Disruption Events

Upon Maturity. If the calculation agent determines that a market disruption event with respect to the reference asset occurs or is continuing on a day that would otherwise be the final valuation date, or that such day is not a trading day, the closing price of the reference asset on the final valuation date will be the closing price of the reference asset on the first following trading day on which the calculation agent determines that no market disruption event with respect to the reference asset occurs or is continuing. In no event, however, will the final valuation date be postponed by more than three scheduled trading days.

If the final valuation date is postponed to the last possible day, and the calculation agent determines that a market disruption event occurs or is continuing on such last possible day, or that such day is not a trading day, such day will nevertheless be the final valuation date and the closing price of the reference asset will be determined (or, if not determinable, estimated by the calculation agent in a manner which it, in its sole discretion, considers commercially reasonable under the circumstances) by the calculation agent on that third scheduled trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a commercially reasonable estimate in its sole discretion of the closing price of the reference asset that would have prevailed in the absence of the market disruption event or non-trading day.

In the event that the final valuation date is postponed as described above, the maturity date will also be postponed such that the maturity date is three scheduled trading days following the postponed final valuation date, unless that date is not a business day, in which case the maturity date will be the next following business day. In such a case, you may not receive the cash settlement amount that we are obligated to deliver on the maturity date until several days after the originally scheduled stated maturity date, and you will not receive any additional payment in respect of such period from the scheduled maturity date to the date of payment.

Upon an Exercise of the Exchange Right. If the calculation agent determines that a market disruption event with respect to the reference asset occurs or is continuing on a day that would otherwise be the exchange notice date, the closing price of the reference asset for such day will be the closing price of the reference asset on the first following trading day on which the calculation agent determines that no market disruption event with respect to the reference asset occurs or is continuing. In no event, however, will the exchange notice date be postponed by more than five scheduled trading days.

If the exchange notice date is postponed to the last possible day, and the calculation agent determines that a market disruption event occurs or is continuing on such last possible day, or that such day is not a trading day, such day will nevertheless be the exchange notice date and the closing price of the reference asset will be determined (or, if not determinable, estimated by the calculation agent in a manner which it, in its sole discretion, considers commercially

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reasonable under the circumstances) by the calculation agent on that fifth scheduled trading day, regardless of the occurrence or continuation of a market disruption event on that day. In such an event, the calculation agent will make a commercially reasonable estimate in its sole discretion of the closing price of the reference asset that would have prevailed in the absence of the market disruption event or non-trading day. If the exchange notice date is postponed as described above, the related exchange date will be postponed to the fifth business day after the postponed exchange notice date.

Market Disruption Events. Any of the following will be a market disruption event with respect to any equity security that is the reference asset:

•	a suspension, absence or material limitation of trading in such equity security or, in the case of a reference asset that is an ADS, the related foreign stock, on its primary market for more than two hours or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion;

•	a suspension, absence or material limitation of trading in options or futures contracts relating to such equity security or, in the case of a reference asset that is an ADS, the related foreign stock, in the primary market for those contracts for more than two hours of trading or during the one-half hour before the close of trading in that market, as determined by the calculation agent in its sole discretion; or

•	any other event, if the calculation agent determines in its sole discretion that such event materially interferes with our ability or the ability of any of our affiliates to unwind all or a portion of a hedge with respect to the notes that we or our affiliates have effected or may effect as described under “Use of Proceeds and Hedging” in the accompanying product prospectus supplement.

The following events will not be market disruption events with respect to any equity security that is the reference asset:

•	a limitation on the hours or numbers of days of trading, but only if the limitation results from an announced change in the regular business hours of the relevant market; or

•	a decision to permanently discontinue trading in the options or futures contracts relating to such equity security or foreign stock.

Adjustments

Anti-Dilution Adjustments

The initial value of the reference asset and, in turn, the exchange ratio, are subject to adjustments as described under “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

However, for purposes of determining the applicable exchange rate on any date under any such section in the accompanying product prospectus supplement, the applicable exchange rate will be determined to be the WM/Reuters Closing spot rate of the local currency of the relevant foreign securities relative to the U.S. dollar as published by Thomson Reuters PLC (“Reuters”) on the relevant page for such rate, or Bloomberg page WMCO, in each case at approximately 4:00 P.M., New York City time, for such date; provided that, if such rate is not displayed on the relevant Reuters page or Bloomberg page WMCO on such date, the applicable exchange rate on such day will be equal to the average (mean) of the bid quotations in New York City solicited and received by the calculation agent at approximately 4:00 P.M., New York City time, on such date, from as many recognized foreign exchange dealers (provided that each such dealer commits to execute a contract at its applicable bid quotation), but not exceeding three, as will make such bid quotations available to the calculation agent for the purchase of the applicable foreign currency for U.S. dollars for settlement on the final valuation date in the aggregate amount of the applicable foreign currency payable to holders of the notes. If the calculation agent is unable to obtain at least one such bid quotation, the calculation agent will determine the exchange rate.

Ordinary Cash Dividend Adjustments

The initial value of the reference asset and, in turn, the exchange ratio, will be adjusted to account for any changes in the regular cash dividends payable to holders of shares of the reference asset relative to the applicable Expected Dividends (as defined below). For the avoidance of doubt, the initial value of the reference asset will not be adjusted as described below in respect of any cash dividend that is not a regular cash dividend. A cash dividend with respect to the reference asset will be deemed to be a regular cash dividend if it is any cash dividend paid on the reference asset during a period that is

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neither an extraordinary dividend nor the result of any other event, in each case as described under “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement.

If the reference asset issuer pays a regular cash dividend for which the ex-dividend date falls within the period from (but excluding) the trade date to (and including) the final valuation date or the redemption notice date, as applicable, and the gross amount of any such regular cash dividend paid in respect of one share of the reference asset (an “Actual Dividend”) is greater than or less than the applicable Expected Dividend relating to the relevant period, the initial value of the reference asset will be adjusted (an “Ordinary Dividend Adjustment”) on such ex-dividend date such that the initial value of the reference asset after the relevant adjustment will equal the initial value of the reference asset immediately prior to the relevant adjustment divided by the Ordinary Dividend Adjustment Factor (as defined below). If the reference asset issuer declares, other than in connection with a Payment Period Adjustment (as described below), that it will pay no regular cash dividend in respect of a relevant period or no such declaration is so made but no such dividend is paid, an adjustment will be made in accordance with this paragraph (for which purpose the Actual Dividend shall be deemed to be zero) on the first business day immediately following the related regular expected ex-dividend date (or such other date that the calculation agent may determine appropriate to ensure an equitable result).

“Ordinary Dividend Adjustment Factor” means, in respect of an Actual Dividend, a ratio determined by the calculation agent as the quotient that is obtained by dividing (i) the sum of (a) the closing price of the reference asset on the scheduled trading day immediately preceding the ex-dividend date for payment of such Actual Dividend (the “Ordinary Dividend Closing Price”) and (b) the Dividend Differential by (ii) the Ordinary Dividend Closing Price.

“Dividend Differential” means, in respect of an Actual Dividend, (i) the amount of such Actual Dividend minus (ii) the related Expected Dividend for the corresponding period, which may be positive or negative.

“Expected Dividend” means 100 percent (100%) of the gross regular cash dividend expected to be declared in respect of one share of the reference asset corresponding to each ex-dividend date which is expected to occur within the period from (but excluding) the trade date to (and including) the final valuation date or the redemption notice date, as applicable.

According to its publicly available documents, the reference asset issuer has never paid cash dividends and has no present intention to pay cash dividends in the foreseeable future. Accordingly, the Expected Dividend shall be deemed to be $0 for any relevant period.

If the reference asset issuer effects a change in the periodicity of its dividend payments (a “Payment Period Adjustment”), then the calculation agent will make an appropriate adjustment to the applicable Expected Dividends to reflect such adjustment and to offset, to the extent practicable, the economic effect of such adjustment. For example, if the reference asset issuer declares regular cash dividends on a semi-annual (instead of quarterly) basis in the future, the calculation agent will (i) make any adjustment on a semi-annual (instead of quarterly) basis for any period in which the dividend frequency is so changed and (ii) use the sum of the two Expected Dividends relating to that semi-annual period as the new Expected Dividend.

If the initial value of the reference asset and, in turn, the exchange ratio, are adjusted as described under “General Terms of the Notes—Anti-Dilution Adjustments” and “General Terms of the Notes—Modification of the Reference Asset or Unavailability of the Price or Level of the Reference Asset” in the accompanying product prospectus supplement, the calculation agent may adjust the applicable Expected Dividend to the extent (if any) it determines is appropriate to reflect the events giving rise to those other adjustments and to ensure an equitable result. For example, if the reference asset is subject to a 1-for-2 reverse stock split, then the calculation agent will double the applicable Expected Dividend, and if the reference asset is subject to a 2-for-1 stock split, then the calculation agent will reduce the applicable Expected Dividend by half.

The calculation agent will make all determinations with respect to dividend adjustments, including whether an increased regular cash dividend or decreased regular cash dividend has been paid in respect of any period and, if so, the nature and amount of any adjustment to the exchange ratio that may be made in respect of that dividend. Absent manifest error, all determinations of the calculation agent will be final and binding on you and us, without any liability on the part of the calculation agent.

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THE REFERENCE ASSET

The reference asset is Illumina, Inc. Common Stock (ILMN). The primary securities market on which shares of the reference asset are listed is the NASDAQ.

According to its publicly available documents, Illumina, Inc. is a global leader in sequencing-and array-based solutions for genetic analysis. Illumina, Inc. is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports and other information with the SEC. Reports and other information filed by Illumina, Inc. can be viewed and printed at the Public Reference Room maintained by the SEC at 100 F Street, N.E., Washington, DC 20549, and the public may obtain information on the Public Reference Room from the SEC by calling 1-800-SEC-0330. Illumina, Inc.’s reports and other information are also available electronically on the SEC’s website at www.sec.gov. Information filed with the SEC by Illumina, Inc. under the Exchange Act can be located by referencing its SEC file number 001-35406. In addition, information about Illumina, Inc. may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated information. We make no representation or warranty as to the accuracy or completeness of any such information.

Historical Information

The price of the reference asset has fluctuated in the past and may, in the future, experience significant fluctuations. Any historical upward or downward trend in the price of the reference asset during any period shown below is not an indication that the price of the reference asset is more or less likely to increase or decrease at any time during the term of the notes. You should not take the historical prices of the reference asset as an indication of future performance. We cannot give you any assurance that the future performance of the reference asset will result in your receiving an amount greater than the principal amount of the notes, or that you will not suffer substantial losses from your investment in the notes. Neither we nor any of our affiliates makes any representation to you as to the performance of the reference asset.

The following table sets forth the published high, low and end of quarter closing prices of the reference asset for each calendar quarter from January 1, 2011 to June 24, 2015. The graph below shows the historical closing prices of the reference asset since January 1, 2011. We obtained the information in the table and graph below from Bloomberg without independent verification. The historical prices of the reference asset set forth below should not be taken as an indication of future performance. The actual performance of the reference asset over the life of the notes, as well as the exchange value or the cash settlement amount payable on the notes, may bear little relation to the historical prices of the reference asset shown below.

Quarterly High, Low and Quarter End Closing Prices of Illumina, Inc. Common Stock,

2011-Current

Quarter/Period Start Date	Quarter/Period End Date	High Closing Price	Low Closing Price	Quarter/Period End Closing Price
1/1/2011	3/31/2011	73.76	62.11	70.07
4/1/2011	6/30/2011	76.26	66.62	75.15
7/1/2011	9/30/2011	77.88	40.92	40.92
10/1/2011	12/31/2011	40.01	25.96	30.48
1/1/2012	3/31/2012	55.15	31.43	52.61
4/1/2012	6/30/2012	52.62	38.82	40.39
7/1/2012	9/30/2012	48.48	39.41	48.19
10/1/2012	12/31/2012	56.39	45.19	55.59
1/1/2013	3/31/2013	55.55	48.36	53.98
4/1/2013	6/30/2013	74.95	54.24	74.84
7/1/2013	9/30/2013	85.34	73.36	80.83

PS-20

10/1/2013	12/31/2013	110.59	75.58	110.59
1/1/2014	3/31/2014	179.54	108.61	148.66
4/1/2014	6/30/2014	178.54	131.05	178.54
7/1/2014	9/30/2014	182.86	159.18	163.92
10/1/2014	12/31/2014	194.33	149.12	184.58
1/1/2015	3/31/2015	203.25	180.91	185.64
4/1/2015	6/24/2015	220.75	182.21	220.17

PS-21

SUPPLEMENTAL DISCUSSION OF U.S. FEDERAL INCOME TAX CONSEQUENCES

The following discussion summarizes for United States holders (as defined in the accompanying prospectus) certain U.S. federal income tax consequences of the purchase, beneficial ownership, and disposition of the notes. This summary supplements the section “Supplemental Discussion of U.S. Federal Income Tax Consequences” in the accompanying product prospectus supplement and the section “United States Taxation” in the accompanying prospectus and is subject to the limitations and exceptions set forth therein.

Except as otherwise described below, the discussion under “United States Taxation” in the accompanying prospectus applies to the notes even though, as discussed below, the notes should be treated as contingent payment debt instruments for U.S. federal income tax purposes. In addition, a United States alien holder (as defined in the accompanying prospectus) of notes will be subject to the tax treatment described under “United States Taxation—United States Alien Holders” in the accompanying prospectus.

You should consult your own tax advisor concerning the U.S. federal income tax consequences to you of acquiring, owning, and disposing of the notes, as well as any tax consequences arising under the laws of any state, local, foreign, or other tax jurisdiction and the possible effects of changes in U.S. federal or other tax laws.

The notes should be characterized and treated as debt instruments subject to the special rules governing contingent payment debt instruments for U.S. federal income tax purposes.

Under the rules governing contingent payment debt instruments, the amount of interest you are required to take into account for each accrual period will be determined by constructing a projected payment schedule for your notes and applying rules similar to those for accruing original issue discount on a hypothetical noncontingent debt instrument with that projected payment schedule. This method is applied by first determining the yield at which we would issue a noncontingent fixed-rate debt instrument with terms and conditions similar to your notes (the “comparable yield”) and then determining a payment schedule as of the issue date that would produce the comparable yield. These rules will generally have the effect of requiring you to include increasing amounts of income in respect of the notes prior to your receipt of cash attributable to such income. It is not entirely clear how, under the rules governing contingent payment obligations, the maturity date for debt instruments (such as your notes) that provide for a holder exchange right and an issuer redemption right should be determined for purposes of computing the comparable yield and projected payment schedule. It would be reasonable, however, to compute the comparable yield and projected payment schedule for your notes based on the assumption that your notes will remain outstanding until the stated maturity date, and we intend to make the computation in such a manner.

The amount of interest that you will be required to include in income in each accrual period for the notes will equal the product of the adjusted issue price for the notes at the beginning of the accrual period and the comparable yield for the notes for such period. The adjusted issue price of the notes will equal the original offering price for the notes increased by the amount of any interest that has accrued on the notes (under the rules governing contingent payment debt obligations).

We have determined that the comparable yield for the notes is equal to 3.50% per annum, compounded semi-annually. Based on the comparable yield, if you are an initial holder that holds the notes until the stated maturity date and you pay your taxes on a calendar year basis, we have determined that you will be generally required to include the following amount of ordinary income (subject to the positive and negative adjustments described below) for each $1,050 investment in the notes made at the original issue price: $18.48 in 2015, $37.72 in 2016, $39.06 in 2017, $40.43 in 2018, $41.86 in 2019, $43.34 in 2020, $44.87 in 2021, and $22.90 in 2022.

In addition, we have determined that the projected payment schedule for the notes (based on an investment of $1,050) includes a single payment at maturity of $1,338.66.

You are required to use the comparable yield and projected payment schedule set forth above in determining your interest accruals in respect of the notes, unless you timely disclose and justify on your U.S. federal income tax return the use of a different comparable yield and projected payment schedule.

The comparable yield and projected payment schedule are not provided to you for any purpose other than the determination of your interest accruals in respect of the notes, and we make no representations regarding the amount of contingent payments with respect to the notes. The amount of accrued interest that is reported on any Form 1099-OID for the notes will be based on the comparable yield and projected payment schedule set forth above.

If you purchase the notes for an amount that differs from the notes’ adjusted issue price at the time of the purchase, you must determine the extent to which the difference between the price you paid for the notes and the notes’ adjusted issue price is attributable to a change in expectations as to the projected payment schedule, a change in interest rates, or both, and allocate the difference accordingly. If you purchase the notes for an amount that is less than the adjusted issue price of the notes, you must (a) make positive adjustments increasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make positive adjustments increasing the amount of ordinary income (or decreasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of

PS-22

the single projected payment at maturity. If you purchase the notes for an amount that is greater than the adjusted issue price of the notes, you must (a) make negative adjustments decreasing the amount of interest that you would otherwise accrue and include in income each year to the extent of amounts allocated to a change in interest rates and (b) make negative adjustments decreasing the amount of ordinary income (or increasing the amount of ordinary loss) that you would otherwise recognize upon the maturity of the notes to the extent of amounts allocated to a change in expectations as to the amount of the single projected payment at maturity. Adjustments allocated to the interest amount are not made until the date the daily portion of interest accrues.

Because any Form 1099-OID that you receive will not reflect the effects of positive or negative adjustments resulting from your purchase of the notes at a price other than the adjusted issue price determined for tax purposes, you are urged to consult with your tax advisor as to whether and how adjustments should be made to the amounts reported on any Form 1099-OID.

You will recognize gain or loss upon the sale, exchange, or maturity of the notes in an amount equal to the difference, if any, between the amount of cash you receive at such time and your adjusted basis in the notes. In general, your adjusted basis in the notes will equal the amount you paid for the notes, increased by the amount of interest you previously accrued with respect to the notes (in accordance with the comparable yield for the notes) and increased or decreased by the amount of any positive or negative adjustment, respectively, that you are required to make with respect to your notes under the rules set forth above.

Any gain you recognize upon the sale, exchange, or maturity of the notes will generally be ordinary interest income. Any loss you recognize at such time will generally be ordinary loss to the extent of interest you included as income in the current or previous taxable years in respect of the notes, and thereafter, capital loss. If you are a noncorporate United States holder, you will generally be able to use such ordinary loss to offset your income only in the taxable year in which you recognize the ordinary loss and will generally not be able to carry such ordinary loss forward or back to offset income in other taxable years. The deductibility of capital losses is subject to limitations.

PS-23

EMPLOYEE RETIREMENT INCOME SECURITY ACT

This section is only relevant to you if you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh Plan) proposing to invest in the notes.

The U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”) and the U.S. Internal Revenue Code of 1986, as amended (the “Code”), prohibit certain transactions (“prohibited transactions”) involving the assets of an employee benefit plan that is subject to the fiduciary responsibility provisions of ERISA or Section 4975 of the Code (including individual retirement accounts, Keogh plans and other plans described in Section 4975(e)(1) of the Code) (a “Plan”) and certain persons who are “parties in interest” (within the meaning of ERISA) or “disqualified persons” (within the meaning of the Code) with respect to the Plan; governmental plans may be subject to similar prohibitions unless an exemption applies to the transaction. The assets of a Plan may include assets held in the general account of an insurance company that are deemed “plan assets” under ERISA or assets of certain investment vehicles in which the Plan invests. Each of Nomura and certain of its affiliates may be considered a “party in interest” or a “disqualified person” with respect to many Plans, and, accordingly, prohibited transactions may arise if the notes are acquired by or on behalf of a Plan unless those notes are acquired and held pursuant to an available exemption. The U.S. Department of Labor has issued five prohibited transaction class exemptions, or “PTCEs”, that may provide exemptive relief if required for direct or indirect prohibited transactions that may arise from the purchase or holding of the notes. These exemptions are PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers), PTCE 90-1 (for certain transactions involving insurance company pooled separate accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds), PTCE 95-60 (for transactions involving certain insurance company general accounts), and PTCE 96-23 (for transactions managed by in-house asset managers). In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code provide an exemption for the purchase and sale of the notes, provided that neither Nomura nor any of its subsidiaries or affiliates have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any Plan involved in the transaction, and provided further that the Plan pays no more and receives no less than “adequate consideration” in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

The person making the decision on behalf of a Plan or a governmental plan shall be deemed, on behalf of itself and the plan, by purchasing and holding the notes, or exercising any rights related thereto, to represent that (a) the plan will receive no less and pay no more than “adequate consideration” (within the meaning of Section 408(b)(17) of ERISA and Section 4975(f)(10) of the Code) in connection with the purchase and holding of the notes, (b) none of the purchase, holding or disposition of the notes or the exercise of any rights related to the notes will result in a nonexempt prohibited transaction under ERISA or the Code (or, with respect to a governmental plan, under any similar applicable law or regulation), and (c) neither Nomura nor any of its affiliates is a “fiduciary” (within the meaning of Section 3(21) of ERISA) (or, with respect to a governmental plan, under any similar applicable law or regulation) with respect to the purchaser or holder in connection with such person’s acquisition, disposition or holding of the notes, or as a result of any exercise by Nomura or any of its affiliates of any rights in connection with the notes, and no advice provided by Nomura or any of its affiliates has formed a primary basis for any investment decision by or on behalf of such purchaser or holder in connection with the notes and the transactions contemplated with respect to the notes.

If you are an insurance company or the fiduciary of a pension plan or an employee benefit plan (including a governmental plan, an IRA or a Keogh plan), and propose to invest in the notes, you should consult your legal counsel.

PS-24

Supplemental Plan of Distribution

We have agreed to sell to Nomura Securities International, Inc. (the “distribution agent”), and the distribution agent has agreed to purchase from us, the aggregate principal amount of the notes specified on the front cover of this pricing supplement. The distribution agent has agreed to purchase the notes from us at 105.00% of the principal amount, resulting in aggregate proceeds to us of $10,500,000. The distribution agent’s commission is equal to 0.00% or $0 in the aggregate. The distribution agent will offer the notes to which this pricing supplement relates to the public at the public offering price set forth on the front cover of this pricing supplement. If all of the notes are not sold at the original issue price, the distribution agent may change the offering price and the other selling terms. We estimate that our share of the total offering expenses, excluding underwriting discounts and commissions, will be approximately $25,000.

To the extent the distribution agent resells notes to a broker or dealer less a concession equal to the entire underwriting discount, such broker or dealer may be deemed to be an “underwriter” of the notes as such term is defined in the Securities Act of 1933, as amended. If the distribution agent is unable to sell all the notes at the public offering price, the distribution agent proposes to offer the notes from time to time for sale in negotiated transactions or otherwise, at prices to be determined at the time of sale.

In the future, the distribution agent may repurchase and resell the notes in market-making transactions. For more information about the plan of distribution, the distribution agreement (of which the terms agreement forms a part) and possible market-making activities, see “Plan of Distribution” in the accompanying prospectus.

The distribution agent is our affiliate and, as such, has a “conflict of interest” in this offering within the meaning of FINRA Rule 5121. The distribution agent is not permitted to sell notes in this offering to any account over which it exercises discretionary authority without the prior specific written approval of the account holder.

The distribution agent and/or its affiliates have performed, and in the future may provide, investment banking and advisory services for us from time to time for which they have received, and expect to receive, customary fees and commissions. The distribution agent and its affiliates may, from time to time, engage in transactions with, and perform services for, us in the ordinary course of business.

We expect delivery of the notes will be made against payment therefor on or about the original issue date specified on the cover page of this pricing supplement.

PS-25

Annex A

Notice of Exchange

Dated: _________

Deutsche Bank Trust Company Americas c/o DB Services Americas, Inc. 5022 Gate Parkway Jacksonville, FL, 32256 Phone: +1 866 797 2808 Email: MTN.Operations@db.com Attn: URGENT | MTN Operations Team

Nomura Securities International, Inc.

Worldwide Plaza, 309 West 49th Street

New York, NY, 10019

Phone: +1 212 667 1455

Email: nmrexchangeablesales@nomura.com

Attention: URGENT | NAFL Exchangeable Notice

Dear Sirs or Madams:

The undersigned beneficial owner of Senior Global Medium-Term Notes, Series A, Cash-Settled Exchangeable Notes Linked to Illumina, Inc. Common Stock due June 30, 2022 of Nomura America Finance, LLC (CUSIP No. 65539ABY5) (the “notes”) hereby irrevocably elects to exercise its exchange right with respect to the stated principal amount of the notes indicated below, as of the date hereof (or if this notice is received after 11:00 A.M., New York City time, on any trading day or at any time on a day that is not a trading day or a business day, as of the next trading day); provided that such day is on or after July 6, 2015 and is on or before the earlier of (i) the trading day prior to the redemption notice date, if applicable, and (ii) the fifth trading day prior to the stated maturity date.

The exchange right is to be exercised as described under “Description of Your Notes—Exercise Requirements” in the pricing supplement dated June 25, 2015 (the “pricing supplement”) relating to Registration Statement Nos. 333-191250 and 333-191250-01. Terms not defined in this Notice of Exchange shall have their respective meanings as described in the pricing supplement.

The undersigned certifies to you that (i) it is, or is duly authorized to act for, the beneficial owner of the notes to be exchanged (and attaches evidence of such ownership as provided by the undersigned’s position services department or the position services department of the entity through which the undersigned holds its notes) and (ii) it has caused, or will cause, the stated principal amount of the notes to be transferred on the books of DTC (or any successor depositary) to the account of the trustee at such depositary in accordance with the terms of the notes as described in the pricing supplement.

The calculation agent should internally acknowledge receipt of this Notice of Exchange, in the place provided below, on the business day of receipt, noting the date and time of acknowledgement. The amount of any cash payment will be determined by the calculation agent and indicated in its acknowledgment of this Notice of Exchange. Deutsche Bank Trust Company Americas will then deliver on the exchange date an amount in cash for each $1,000 principal amount of the notes equal to the exchange value on the exchange notice date in accordance with the terms of the notes as described in the pricing supplement against the delivery of the principal amount of the notes to be exchanged.

PS-26

Very truly yours,

Name of Beneficial Owner

By:

Name

Title and/or Organization

Facsimile No.

Telephone No.

Email Address

DTC Participant Number

$

Stated principal amount of notes to be surrendered for exchange

NOMURA SECURITIES INTERNATIONAL, INC., as calculation agent

By: ________________________________________

Title:

Date and time of receipt: ______________

Cash payment per $1,000: $______________

Total cash payment amount: $______________

Date and time of acknowledgement: ______________

Exchange date: ______________

PS-27